Exhibit 99.1

Investor Contact:	Media Contact:
Eileen VanEss	Sara Lanza Hickman
(510) 420-5361	(510) 596-5406
evaness@leapfrog.com	shickman@leapfrog.com

LeapFrog Reports Third Quarter 2006 Financial Results,

Announces Key Changes in Direction

Emeryville, Calif. – November 2, 2006 – LeapFrog Enterprises, Inc. (NYSE:LF) today reported financial results for the quarter ended September 30, 2006. For the quarter, the company recorded a net loss of $49.7 million, or ($0.79) per share, compared to net income of $32.8 million, or $0.52 per diluted share, for the third quarter of 2005.

“Our third quarter results, particularly the unsatisfactory sales trends that have developed across all business areas, underscore the need for the actions we are announcing today,” said Jeffrey G. Katz, LeapFrog president and chief executive officer. “We have now completed an exhaustive review of our business, and although some work remains to be completed, we have begun to implement significant changes based on our findings. In particular, we are focusing our resources and investments in a few key areas:

•	Reading solutions: We will introduce a set of products that is the successor to the successful, but now past-its-peak, LeapPad® line of business;

•	Interactive educational games: LeapFrog’s successful Leapster® line will be updated, hardware margins will be improved, and our marketing will place a greater emphasis on software sales;

•	Across the board margin improvement: We are making sourcing improvements, changing the design of key products to reduce product cost, deleting slow-moving or weak margin SKUs, and reducing other operating costs that are not tied to product or earnings improvement;

•	Web connectivity: Key products will be web-connected to support an improved play-experience and better software sales;

•	Aging up: FLY Fusion™, our next generation FLY™ product, will launch in 2007, and will expand LeapFrog’s age segment profile with an improved software library, web connectivity and sleeker form factor; and

•	International expansion, including China, where test marketing has begun and full launch will occur in 2007.”

“Sales declines have been an issue, but let’s face it, so has our decision-making process,” Mr. Katz continued. “As a result, we have made extensive changes to our product and marketing organization. We have removed a layer of senior management, and promoted our most successful brand leaders into roles where each has global P&L authority over our major product lines. Additionally, new leaders with track records of success in areas critical to our future have been hired in key areas to strengthen our senior team, particularly in our technology area.”

William B. Chiasson, chief financial officer of LeapFrog, stated, “Third quarter results were driven by three factors. Sales declined 24%, and were primarily driven by lower sales of LeapPad products, which were not offset by new products. Additionally, we recorded over $20 million of inventory reserves, partly in response to the continuing sales declines but also as an outcome of our strategic review. We also recorded a non-cash valuation allowance of $43 million against our deferred tax assets.”

“We are taking steps to aggressively clear our inventories of unproductive items and expect to reduce our inventories significantly by year-end. We have taken the inventory reserves needed to make that happen,” commented Mr. Chiasson. “In addition, we have put into place actions to lower the inventory held by our retail customers, which will also allow us to enter into 2007 in a healthier position. Going forward, we expect to operate with leaner inventory in the pipeline as we leverage the recently implemented Oracle 11i enterprise resource planning system.”

With regard to the valuation allowance, Mr. Chiasson explained, “With domestic net operating losses for the most recent three-year period and a similar outlook for 2006, we are required to record a non-cash valuation allowance against these tax assets. Should our earnings position change, these benefits remain available to us.”

Mr. Katz added, “As a result of the transition associated with our new direction, we are currently expecting a net loss per share of approximately $2.00 per share for 2006. While we will, in fact, introduce a first wave of new products next year, we do not expect this wave to be either comprehensive enough or fully reflective of our strategy to the degree that it will completely offset recent sales trends, particularly in 2007. It will take until 2008 before our changes meaningfully improve our financial results.”

“That said, our cash position is strong, with $135 million in cash and short-term investments, up from $74 million at the same time last year, we remain debt-free and our brand continues to resonate strongly with consumers in our market. We have a plan. We have the resources to execute that plan. And we look forward to bringing great products to market and solid earnings to the bottom line,” said Mr. Katz.

Net Sales

Net sales for the third quarter of 2006 were $184.7 million, compared to $242.8 million for the third quarter of 2005, a decrease of 23.9%.

Segment Results

Net sales from the U.S. Consumer segment were $138.3 million in the third quarter, down 28.2% over the same period in 2005. Net sales from the International segment were $39.6 million in the third quarter, down 4.8% over the same period in 2005. Net sales from the SchoolHouse division were $6.8 million in the third quarter, down 21.8% from the same period in 2005. Sales declines were driven primarily by lower sales of the LeapPad family of products.

Gross Margin

Gross margin for the third quarter of 2006 was 26.6%, down 18.2 percentage points from the third quarter of 2005. Gross margin was unfavorably impacted by 10 percentage points due to increased reserves for excess and obsolete inventory and 3 percentage points due to product mix as a result of sales declines of higher-margin LeapPad product line. The increased inventory reserves were a result of the overall sales decline and the impact of changing priorities as a result of LeapFrog’s strategic review.

Operating Expenses

Operating expenses were slightly higher than prior year’s, at $63.9 million for the third quarter of 2006 compared to $62.1 million for the third quarter of 2005. Higher advertising costs were partially offset by declines in legal expenses.

Provision for Income Tax

Provision for income taxes increased to $37.5 million for the third quarter of 2006 compared to $14.5 million in the third quarter of 2005 due to a non-cash valuation allowance of $43.2 million.

Net Loss

The company recorded a net loss of $49.7 million, or a net loss of ($0.79) per share, for the third quarter of 2006, compared to net income of $32.8 million, or net income of $0.52 per diluted share, for the third quarter of 2005.

Conference Call

A conference call will be held today, November 2, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to provide further discussion of the results for the third quarter of 2006. A live Web cast of the conference call will be offered on LeapFrog’s investor relations website at www.leapfroginvestor.com and on www.ccbn.com. Certain information regarding LeapFrog’s key changes in direction will also be available at www.leapfroginvestor.com. To participate in the call, please dial (706) 634-0183. A replay of the Web cast will be available on these Web sites through November 1, 2007. A telephone replay is also available through December 2, 2006 at (706) 645-9291; I.D. No. 9271540.

About LeapFrog

LeapFrog Enterprises, Inc. is a leading designer, developer and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. The company was founded in 1995 and is based in Emeryville, California. LeapFrog has developed a family of learning platforms that come to life with more than 100 interactive software titles, covering important subjects such as phonics, reading, writing, math, music, geography, social studies, spelling, vocabulary, and science. In addition, the company has created more than 35 stand-alone educational products for children from birth to 16 years. LeapFrog’s award-winning U.S. Consumer products are available in six languages at major retailers in more than 25 countries around the world. The LeapFrog SchoolHouse™ curriculum programs are currently in more than 100,000 classrooms across the U.S. with over 200 interactive books and over 450 skill cards representing more than 6,000 pages of educational content. LeapFrog SchoolHouse™ products have won numerous awards from the education industry, including the Golden Lamp Award and Distinguished Achievement Award from the Association of Educational Publishers, the Award of Excellence from Technology & Learning magazine, and the Teacher’s Choice Award from Learning magazine.

LEAPFROG, the LeapFrog Logo, LEAPFROG SCHOOLHOUSE, LEAPPAD, FLY, FLY FUSION, LEAPSTER and LEAPSTER L-MAX are trademarks or registered trademarks of LeapFrog Enterprises, Inc. © 2006 LeapFrog Enterprises, Inc. All rights reserved.

Forward-Looking Statements

Cautionary Statement under the Private Securities Litigation Reform Act Of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, including statements regarding expected 2006 financial results, anticipated long-term sales and profit growth and impact of strategic actions, expected improvements in inventory levels and performance, anticipated product launches and the availability of future product features. These forward-looking statements involve risks and uncertainties, including the company’s ability to develop and launch new products, services and features on time and at anticipated margin and profit levels, the company’s ability to develop and market products and services that are accepted by consumers, schools and retailers at sales and profit levels to justify the development investment, and the company’s ability to effectively recruit, retain and integrate personnel with capabilities integral to the company’s strategy. These and other risks and uncertainties detailed from time to time in the company’s SEC filings, including its 2005 annual report on Form 10-K filed on March 7, 2006, could cause the company’s actual results to differ materially from those discussed in this release. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	September 30,		December 31,
	2006	2005	2005
	(Unaudited)		(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$42,578	$42,466	$48,422
Short-term investments	92,290	31,650	23,650
Restricted cash	—	150	150
Accounts receivable, net of allowances of $1,904, $1,378 and $1,328 at September 30, 2006 and 2005 and December 31, 2005, respectively	152,762	219,883	257,747
Inventories, net	154,462	211,860	169,072
Prepaid expenses and other current assets	24,607	27,519	21,319
Deferred income taxes	613	13,602	10,715

Total current assets	467,312	547,130	531,075
Property and equipment, net	24,045	23,625	23,817
Deferred income taxes	37	7,298	16,588
Intangible assets, net	26,311	28,107	27,574
Other assets	10,693	10,220	6,775

Total assets	$528,398	$616,380	$605,829

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$83,975	$120,673	$74,329
Accrued liabilities and deferred revenue	45,257	38,453	44,225
Income taxes payable	3,507	4,220	1,781

Total current liabilities	132,739	163,346	120,335
Deferred rent and other long term liabilities	17,359	2,146	19,171
Stockholders’ equity:
Class A common stock, par value $0.0001; 139,500 shares authorized; shares issued and outstanding: 34,994; 34,735 and 34,853 at September 30, 2006 and 2005 and December 31, 2005, respectively	4	3	3
Class B common stock, par value $0.0001; 40,500 shares authorized; 27,614 shares issued and outstanding at September 30, 2006 and 2005, and December 31, 2005, respectively	3	3	3
Treasury stock	(185)	—	(148)
Additional paid-in capital	341,427	340,276	342,595
Deferred compensation	—	(9,145)	(9,855)
Accumulated other comprehensive income	3,364	1,321	925
Retained earnings	33,687	118,430	132,800

Total stockholders’ equity	378,300	450,888	466,323

Total liabilities and stockholders’ equity	$528,398	$616,380	$605,829

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net sales	$184,718	$242,820	$319,385	$401,746
Cost of sales	135,529	134,108	228,288	227,470

Gross profit	49,189	108,712	91,097	174,276
Operating expenses:
Selling, general and administrative	30,150	32,739	90,990	94,961
Research and development	14,513	13,958	39,823	43,277
Advertising	16,994	13,045	31,597	26,487
Depreciation and amortization	2,195	2,385	7,141	7,176

Total operating expenses	63,852	62,127	169,551	171,901

Income (Loss) from operations	(14,663)	46,585	(78,454)	2,375
Interest expense	(4)	(6)	(107)	(35)
Interest income	2,051	814	5,601	2,918
Other (expense) income, net	347	(116)	(436)	(48)

Income (loss) before provision for income taxes	(12,269)	47,277	(73,396)	5,210
Provision for income taxes	37,472	14,492	25,717	2,083

Net income (loss)	$(49,741)	$32,785	$(99,113)	$3,127

Net income (loss) per common share:
Basic	$(0.79)	$0.53	$(1.58)	$0.05
Diluted	$(0.79)	$0.52	$(1.58)	$0.05
Shares used in calculating net income (loss) per common share:
Basic	62,895	61,986	62,608	61,597
Diluted	62,895	62,660	62,608	62,111

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands, except per share data)

Unaudited

	Nine Months Ended September 30,
	2006	2005
Net income (loss)	$(99,113)	$3,127
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	12,020	11,549
Amortization	1,263	1,389
Unrealized foreign exchange loss	3,051	2,959
Provision for doubtful accounts	(276)	(1,004)
Deferred income taxes	26,653	10,683
Stock-based compensation	5,340	1,765
Tax benefit from stock-based compensation	—	1,844
Other changes in operating assets and liabilities:
Accounts receivable	105,261	8,019
Inventories	14,610	(81,328)
Prepaid expenses and other current assets	(9,288)	(14,250)
Other assets	2,082	(6,259)
Accounts payable	9,646	58,131
Accrued liabilities and deferred revenue	1,440	(15,610)
Deferred rent	(1,812)	(32)
Income taxes payable	1,726	(2,759)
Other	(852)	1,024

Net cash provided by (used in) operating activities	71,751	(20,752)

Investing activities:
Purchases of property and equipment	(12,246)	(9,524)
Purchases of investments	(457,447)	(269,040)
Sale of investments	388,957	274,003

Net cash used in investing activities	(80,736)	(4,561)

Financing activities:
Cash used to collateralize Letter of Credit	—	(150)
Purchase of treasury stock	(37)	—
Proceeds from the exercise of stock options and employee stock purchase plan	3,790	9,810

Net cash provided by financing activities	3,753	9,660

Effect of exchange rate changes on cash	(612)	(2,440)

Decrease in cash and cash equivalents	(5,844)	(18,093)
Cash and cash equivalents at beginning of period	48,422	60,559

Cash and cash equivalents at end of period	$42,578	$42,466

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Income taxes, net of refunds	$3,082	$711
Noncash investing and financing activities:
Restricted stock and restricted stock units granted to employees	$5,371	$9,912
Assets acquired under capital lease	—	1,192